As filed with the Securities and Exchange Commission on February 5, 2007

                                            Securities Act File No. 333-133899

==============================================================================
------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-14
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                          Pre-Effective Amendment No.
                        Post-Effective Amendment No. 1

                               -----------------

                    BLACKROCK LARGE CAP SERIES FUNDS, INC.
              (Exact name of Registrant as Specified in Charter)

                               -----------------
                                (609) 282-2800
                       (Area Code and Telephone Number)

                               -----------------

                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                   (Address of Principal Executive Offices:
                    Number, Street, City, State, Zip Code)

                               -----------------

                              Robert C. Doll, Jr.
                    BlackRock Large Cap Series Funds, Inc.
             800 Scudders Mill Road, Plainsboro, New Jersey 08536
       Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011

                    (Name and Address of Agent for Service)

                                  copies to:

  Frank P. Bruno, Esq.         Sarah E. Cogan, Esq.                Richard T. Prins, Esq.
   Sidley Austin LLP      Simpson Thacher & Bartlett LLP  Skadden, Arps, Slate, Meagher & Flom LLP
   787 Seventh Avenue          425 Lexington Avenue                    4 Times Square
New York, New York 10019     New York, New York 10017           New York, New York 10036-6522

                               -----------------
     No filing fee is required because of reliance on Section 24(f) of the
                       Investment Company Act of 1940.

      This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-133899) (the "N-14 Registration Statement") consists of the following:

      (1)   Facing Sheet of this Registration Statement

      (2)   Part C of this Registration Statement (including signature page).

      Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on June 15, 2006 contained in Pre-Effective Amendment No. 1 to the Fund's N-14 Registration Statement.

      This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin LLP, counsel for the Registrant, as Exhibit 12 to the N-14 Registration Statement. The tax opinion relates to the reorganization of BlackRock Large Cap Value Equity Portfolio, a portfolio of BlackRock FundsSM, into BlackRock Large Cap Value Fund (formerly known as Merrill Lynch Large Cap Value Fund), a series of BlackRock Large Cap Series Funds, Inc. (formerly known as Merrill Lynch Large Cap Series Fund, Inc.).

                                    PART C
                               OTHER INFORMATION

Item 15.  Indemnification

      Reference is made to Article V of the Registrant's Articles of Incorporation, Article VI of the Registrant's By-Laws, Section 2-418 of the Maryland General Corporation Law and Section 9 of the Distribution Agreement.

      Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "1940 Act") may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt by the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

      In Section 9 of each Distribution Agreement relating to the securities being offered hereby, the Registrant agrees to indemnify FAM Distributors or BlackRock Distributors, as applicable, and each person, if any, who controls FAM Distributors or BlackRock Distributors within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits
 Exhibit
 Number       Description

     1(a) --  Articles of Incorporation of the Registrant, filed October 20, 1999.(a)
      (b) --  Articles Supplementary Classifying Shares of Authorized Capital Stock and Creating an
              Additional Class of Common Stock dated December 9, 2002.(b)
      (c) --  Articles of Amendment to Articles of Incorporation of the Registrant, dated March 21, 2003, redesignating certain classes of common stock.(c)
      (d) --  Form of Articles Supplementary.(j)
      (e) --  Form of Articles of Amendment Reclassifying Shares of Authorized Capital Stock.(k)
      (f) --  Form of Articles of Amendment changing the name of the Corporation to BlackRock Large Cap Series Funds, Inc.(k)
     2    --  Amended and Restated By-Laws of the Registrant, dated April 14, 2003.(c)
     3    --  Not applicable.
     4    --  Form of Agreement and Plan of Reorganization by and between the Registrant, on behalf of the Merrill Lynch Large Cap
              Series Fund, Master Large Cap Value Trust, on behalf of Master Large Cap Value Portfolio, and BlackRock Funds, on
              behalf of BlackRock Large Cap Value Equity Portfolio (the "BlackRock Fund"), a series of BlackRock Funds.(j)
     5    --  Portions of the Articles of Incorporation and By-Laws of the Registrant defining the rights of holders of shares of Common Stock of the Registrant.(e)
     6    --  None.
     7(a) --  Form of Unified Distribution Agreement between the Registrant and FAM Distributors, Inc.(h)
      (b) --  Form of Unified Distribution Agreement between the Registrant and BlackRock Distributors, Inc.(f)
     8    --  None.
     9    --  Form of Custodian Agreement between the Registrant and Brown Brothers Harriman & Co.(g)
    10(a) --  Form of Investor A Distribution Plan.(h)
      (b) --  Form of Investor B Distribution Plan.(h)
      (c) --  Form of Investor C Distribution Plan.(h)
      (d) --  Form of Class R Distribution Plan of the Registrant.(h)
      (e) --  Form of Service Shares Distribution Plan.(k)
      (f) --  Form of Select Pricing System Plan pursuant to Rule 18f-3.(f)
    11    --  Opinion of Sidley Austin LLP, counsel to the Registrant.(j)
    12    --  Tax opinion of Sidley Austin LLP, tax counsel for the Registrant, the Fund and the BlackRock
              Fund.
    13(a) --  Form of Administration Agreement between the Registrant and BlackRock Advisors LLC.(k)
      (b)     Form of Administrative Services Agreement between Registrant and State Street Bank and Trust
              Company.(i)
      (c) --  Form of Unified Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency
              Agreement between the Registrant and PFPC, Inc.(h)
    14(a) --  Consent of Deloitte & Touche LLP, independent registered public accounting firm for the
              Registrant.(j)
      (b) --  Consent of Deloitte & Touche LLP, independent registered public accounting firm for the
              BlackRock Fund.(j)
    15    --  None.
    16(a) --  Power of Attorney.(d)
    17(a) --  Prospectus and Statement of Additional Information of the Registrant, each dated February 24,
              2006.(d)
      (b) --  Prospectus for Investor Shares, Prospectus for Institutional Shares, Prospectus for Service
              Shares and Statement of Additional Information of the BlackRock Fund, each dated January 31,
              2006.(d)
      (c) --  Annual Report to Shareholders of the Registrant for the year ended October 31, 2005.(d)
      (d) --  Annual Report to Shareholders of the BlackRock Fund for the year ended September 30, 2005.(d)
      (e) --  Form of Proxy.(j)
----------------
                                                                  4



      (a)     Filed on October 20, 1999 as an Exhibit to the Registrant's Registration Statement on Form N-1A (File No. 333-89389)
              (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").
      (b)     Filed on December 31, 2002 as an Exhibit to Post-Effective Amendment No. 4 to the Registration Statement. (c) Filed on
              February 27, 2004 as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement. (d) Filed on May 8,
              2006 as an Exhibit to the Registrant's Registration Statement on Form N-14 under the Securities Act (File No.
              333-133899).
      (e)     Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and
              Article IX of the Registrant's Articles of Incorporation, as amended, filed as Exhibit (1), to the Registration
              Statement, and to Article II, Article III (sections 1, 3, 5, 6 and 17), Article VI, Article VII, Article XII, Article
              XIII and Article XIV of the Registrant's Amended and Restated By-Laws filed as Exhibit (2) to the Registration
              Statement.
      (f)     Incorporated by reference to an Exhibit to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A
              of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed July 21, 2006.
      (g)     Filed on December 22, 1999 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.
      (h)     Incorporated by reference to an Exhibit to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A
              of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on September 15, 2006.
      (i)     Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A
              of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001.
      (j)     Previously filed on June 15, 2006 as an Exhibit to Pre-Effective Amendment No. 1 to the Registrant's Registration
              Statement on Form N-14 (File No. 333-133899).
      (k)     Filed on September 22, 2006 as an Exhibit to Post-Effective Amendment No. 10 to the Registration Statement.

Item 17. Undertakings

      (1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

      (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

      (3) The undersigned registrant agrees to file, by post-effective amendment, an opinion of counsel supporting the tax consequences of the Reorganization within a reasonably prompt time after receipt of such opinion.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 5th day of February, 2007.

                                        BLACKROCK LARGE CAP SERIES FUNDS, INC.
                                          (Registrant)


                                        BY:          /s/ Donald C. Burke
                                             ----------------------------------
                                             (Donald C. Burke, Vice President
                                             and Treasurer)


            As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                      Title                              Date
                ---------                                      -----                              ----
           Robert C. Doll, Jr.*               President (Principal Executive Officer)
      -----------------------------
          (Robert C. Doll, Jr.)                             and Director

             Donald C. Burke*                 Vice President and Treasurer (Principal
       ---------------------------
            (Donald C. Burke)                    Financial and Accounting Officer)

            James H. Bodurtha*                                Director
       ---------------------------
           (James H. Bodurtha)

             Kenneth A. Froot*                                Director
      -----------------------------
            (Kenneth A. Froot)

               Joe Grills*                                    Director
   ------------------------------------
               (Joe Grills)

            Herbert I. London*                                Director
-      -----------------------------
           (Herbert I. London)

           Roberta Cooper Ramo*                               Director
        --------------------------
          (Roberta Cooper Ramo)

         Robert S. Salomon, Jr.*                              Director
      -----------------------------
         (Robert S. Salomon, Jr.)

*By            /s/  Donald C. Burke                                                         February 5, 2007
       -----------------------------------
                 (Donald C. Burke,
                 Attorney-in-Fact)

                                  SIGNATURES

      Master Large Cap Series Trust has duly caused this Registration Statement of BlackRock Large Cap Series Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 5th day of February, 2007.

                                       MASTER LARGE CAP SERIES TRUST
                                         (Registrant)

                                       BY:             /s/ Donald C. Burke
                                            -----------------------------------
                                            (Donald C. Burke, Vice President
                                            and Treasurer)

      The Registration Statement of BlackRock Large Cap Series Funds, Inc. has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                      Title                              Date
                ---------                                      -----                              ----
           Robert C. Doll, Jr.*               President (Principal Executive Officer)
      -----------------------------
          (Robert C. Doll, Jr.)                             and Trustee

             Donald C. Burke*                 Vice President and Treasurer (Principal
       ---------------------------
            (Donald C. Burke)                    Financial and Accounting Officer)

            James H. Bodurtha*                                Trustee
       ---------------------------
           (James H. Bodurtha)

             Kenneth A. Froot*                                Trustee
      -----------------------------
            (Kenneth A. Froot)

               Joe Grills*                                    Trustee
   ------------------------------------
               (Joe Grills)

            Herbert I. London*                                Trustee
-      -----------------------------
           (Herbert I. London)

           Roberta Cooper Ramo*                               Trustee
        --------------------------
          (Roberta Cooper Ramo)

         Robert S. Salomon, Jr.*                              Trustee
      -----------------------------
         (Robert S. Salomon, Jr.)

*By            /s/  Donald C. Burke                                                         February 5, 2007
       -----------------------------------
                 (Donald C. Burke,
                 Attorney-in-Fact)

                       SCHEDULE OF EXHIBITS TO FORM N-14

Exhibit
Number            Description

----------        -------------------------------------------------
   12      --     Tax opinion of Sidley Austin LLP, tax counsel for the
                  Registrant, the Fund and the BlackRock Fund.